Ansoft Corporation Amends Stock Repurchase Program--Additional 1,000,000 Shares Authorized For Repurchase

PITTSBURGH -- March 1, 2006 - Ansoft Corporation (NASDAQ: ANST) today announced that its Board of Directors voted to amend its existing common stock repurchase program to permit the Company to acquire an additional 1,000,000 shares of its common stock. Under the original program approved in 1998 and amended in 2002 and 2004, the Company has purchased approximately 2,800,000 of the 3,000,000 shares authorized for repurchase.

The repurchases may be made, from time to time, in the open market or in privately negotiated transactions and are subject to price and market considerations and applicable securities laws. The extent and timing of repurchases will be at the discretion of management and will depend upon general business and market conditions, stock prices and the Company's cash position and requirements going forward.

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to design state-of-the-art electronic products, such as cellular phones, internet access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs), automotive electronic systems and power electronics. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties about the Company's business that are detailed from time to time in the Company's SEC reports, including the reports on Form 10-K for the year ended April 30, 2005.

For further information regarding risks and uncertainties associated with Ansoft's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of Ansoft's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at Ansoft's website at www.ansoft.com/about/investor/index.cfm.

All information in this release is as of March 1, 2006. Ansoft undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.